Exhibit 99.1
RELEASE:             June 26, 2013
MEDIA CONTACT:        Sonja Sorrel 515-362-2431, sorrel.sonja@principal.com
INVESTOR CONTACT:    John Egan, 515-235-9500, egan.john@principal.com

Principal Bank and BofI Federal Bank Announce Strategic Agreement
Principal Bank to transfer some deposits to BofI Federal Bank

(Des Moines, Iowa) -Principal Bank® and BofI Federal Bank entered a strategic agreement to transfer Principal Bank's individual checking accounts and non-IRA savings, money market and CD accounts to BofI Federal Bank. The transfer is expected to finalize in the next several months. Financial terms are not disclosed.
“The transfer of some bank deposits is the next important step in Principal Bank's transformation to a limited purpose trust institution. After the transfer, Principal Bank will continue to provide services to support the Principal Financial Group retirement business,” said Barrie Christman, president, chairman and CEO of Principal Bank. “Principal Bank currently has deposits of $1.9 billion associated with the retirement businesses, including all individual retirement accounts (IRAs).”
BofI Federal Bank CEO, Gregory Garrabrants stated, “We look forward to providing an outstanding product and great customer service to Principal Bank's customers. We are delighted to be chosen by Principal Bank and we will work hard to earn the business of our new customers.”
Like Principal Bank, BofI Federal Bank is a nationwide, direct bank operating in all 50 states. BofI has approximately $2.1 billion in deposits.
The business transaction is expected to be seamless for clients and advisors of The Principal. Christman notes, “We chose BofI Federal Bank because their business model, fees and products are very similar to those of Principal Bank. We encourage our customers to take advantage of the products and services available through BofI.”
This transaction is subject to approval by the Office of the Comptroller of the Currency.
For more news and insights from the Principal Financial Group, connect with us on Twitter at: http://twitter.com/ThePrincipal.

About BofI Federal Bank
BofI Holding, Inc. (NASDAQ: BOFI) is the holding company for BofI Federal Bank, a nationwide branchless bank that provides highly competitive consumer and business deposit products to its customers. With over $2.96 billion in assets, BofI Federal Bank provides financing for single and multifamily residential properties, small-to-medium size businesses in target sectors, and selected specialty finance receivables. BofI Holdings was recently named the top performing large thrift in 2012 by SNL Financial. BofI Holding, Inc.'s common stock is listed on the NASDAQ Global Select Market and is a component of the Russell 3000 Index. For more information on BofI Federal Bank, please visit www.bofifederalbank.com.

About the Principal Financial Group
The Principal Financial Group (The Principal®) “The Principal Financial Group” and “The Principal” are registered service marks of Principal Financial Services, Inc., a member of the Principal Financial Group. is a global investment management leader offering retirement services, insurance solutions and asset management. The Principal offers businesses, individuals and institutional clients a wide range of financial products and services, including retirement, asset management and insurance through its diverse family of financial services companies. Founded in 1879 and a member of the FORTUNE 500®, the Principal Financial Group has $456.1 billion in assets under management As of March 31, 2013. and serves some 19.1 million customers worldwide from offices in Asia, Australia, Europe, Latin America and the United States. Principal Financial Group, Inc. is traded on the New York Stock Exchange under the ticker symbol PFG. For more information, visit www.principal.com.

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1 “The Principal Financial Group” and “The Principal” are registered service marks of Principal Financial Services, Inc., a member of the Principal Financial Group.

2 As of March 31, 2013.